Exhibit 99.1
NEWS RELEASE
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION
ANNOUNCES APPOINTMENT OF NEW CHIEF OPERATING OFFICER

GRAND RAPIDS, Mich., January 2, 2025 - Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that Christopher Michaels has been appointed as the organization’s new Chief Operating Officer, effective January 2, 2025.

William B. (Brad) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “Chris is a proven leader with a deep understanding of our business with a successful track record for driving transformation within our organization which makes him uniquely suited for this role. I am confident that this appointment will position us to better serve our customers and achieve our long-term growth goals.”

Since January 2020, Mr. Michaels has served as the Chief Information Officer and Senior Vice President of Independent Bank. Mr. Michaels has been with the organization for twelve years.

About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $5.3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com.

1